COMPENSATION AGREEMENT

Reference is made to the Agreement and Plan of Merger dated August 7, 2000, by and among Ebiz Enterprises, Inc., a Nevada corporation ("Ebiz"), LinuxMall.com, Inc., a Delaware corporation ("LMI"), and Linux Mall Acquisition, Inc., a Delaware corporation ("Merger Sub") (the "Merger Agreement"). Capitalized terms used but not defined herein shall have the meanings designated in the Merger Agreement.

Ebiz acknowledges that certain LMI Employees and LMI Consultants (each as defined on Schedule A attached hereto) have agreed to receive a portion of their compensation for services rendered to LMI as such compensation is described on the attached Schedule A ("Compensation"), whether such Compensation is accrued or unaccrued as of the date hereof, in the form of shares of Ebiz Common Stock.

Ebiz hereby agrees that no later than 60 days following the Closing Date of the Merger (the "Payment Date"), it shall issue (i) one (1) share of Ebiz Common Stock to each LMI Employee for each $1.10 of Compensation actually due and owing such LMI Employee as of the Payment Date, and (ii) a determined number ("N") of shares of Ebiz Common Stock to each LMI Consultant, according to the following formula:

            N = C/M

   Where:   N =     Number of shares of Ebiz Common Stock

            C = Total dollar value of Compensation due and owing such LMI Consultant as of the Payment Date

            M = Market value, in dollars, of one (1) share of Ebiz Common Stock as of the Payment Date


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         IN WITNESS WHEREOF, the undersigned has caused this Compensation
Agreement to be executed and delivered as of the date indicated below.

Dated October __, 2000


                                             EBIZ ENTERPRISES, INC.



                                             By:_______________________
                                             Name:
                                             Title



                                             LINUXMALL.COM, INC.


                                             By:_______________________
                                             Name:
                                             Title

                                   Schedule A


     LMI Employees/Consultants           Compensation due as of the Payment Date



 1.  All employees of LMI as of July 7,   15% of the monthly compensation of
     2000 (the "LMI Employees").          each such employee for the period
                                          running from July 7, 2000 until the
                                          Payment Date


 2.  Revision, Inc. and GD&A (the "LMI   Amounts due as of the Payment Date for
     Consultants")                       services rendered by Revision and GD&A,
                                         not to exceed$160,000.